Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2006 relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of Thomas White American Opportunities Fund and Thomas White International Fund (separate portfolios constituting Lord Asset Management Trust, hereafter referred to as the "Funds") which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions "Independent Registered Public Accounting Firm" and "Financial Information" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

February 27, 2007